CODE OF ETHICS

Arena Capital Advisors, LLC (“Arena”) had adopted this Code of Ethics (the “Code”) to outline the policies and procedures that are consistent with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and other such applicable laws and regulations, and to prevent conflicts or interests or the appearance of such conflicts when employees own or engage in transactions involving securities.

“Supervised Persons,” for the purposes of this Code, means employees, officers, directors, partners and any other person(s) that Arena may deem from time to time to be a Supervised Person. All Supervised Persons of Arena are subject to the Code. The Chief Compliance Officer has responsibility for this Code; however, the responsibility for implementing this Code on a day to day basis rests with Arena’s employees. Any questions regarding this Code should be directed to Compliance.

The Code covers a variety of issues:

■	Standards of Conduct

■	Confidential Information and Material Non-Public Information & Insider Trading

■	Watch List

■	Personal Trading

■	Political Contributions

■	Gifts and Entertainment

■	Outside Business Activities and Service on Boards

■	Anti-Bribery

■	Administration of the Code & Code Violations

■	Whistleblower Policy

■	Recordkeeping

Standards of Conduct

Fiduciary Obligations and Ethical Principals

Arena and its Supervised Persons have an ongoing fiduciary responsibility to Arena’s clients to ensure that the needs of the clients always come first.

Arena understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by Supervised Persons, places them in a position where their personal interests might become conflicted with the interests of Arena’s clients. Because Arena is a fiduciary to its clients, Supervised Persons must avoid actual and potential conflicts of interest with its clients. Therefore, in view of the foregoing, and in accordance with the provisions of Rule 204A-1 under the Advisers Act, Arena has adopted this Code to outline and prohibit certain types of activities that are deemed to create (or the potential to create) conflicts of interest and to outline pre-approval and reporting requirements with respect to personal trading activities, and provide guidelines on the standards of conduct employees must abide by.

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Compliance with Laws and Regulations

Supervised Persons are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions with respect to any such law or regulation, you should consult with Compliance. If you become aware of any violations of this Code you must report them. See the below section on Code Violations for more information.

As an employee, you should conduct yourself in accordance with the following general guiding principles:

■	You must place the interests of our clients before your own interests.

■	You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

■	All Access Persons’ (as defined below) personal investment transactions, and those of your Related Persons (as defined below), must be conducted in compliance, and consistent with this Code so as to avoid actual or potential conflicts of interest or abuse of your position of trust and responsibility.

■	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

Unlawful Actions

It is unlawful for any Supervised Person:

■	To defraud or deceit a client;

■	To make any untrue statement of a material fact or omit to state a material fact necessary to make the statements made to a client, in light of the circumstances under which they are made, not misleading; or

■	To engage in any manipulative practice with respect to a client.

This Code does not attempt to identify all possible conflicts of interests that exist or may occur but seeks to outline a code of conduct that one must adhere to and contains several guidelines for proper conduct. However, the effectiveness of Arena’s policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth herein. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests and the interests of Arena and or its clients, you should consult with Compliance.

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Confidential Information and Material Non-Public Information & Insider Trading

The care with which confidential information is treated by everyone at Arena is of great importance. We are required under law, regulations and our professional duties, as well as general ethical and moral standards, to be aware of this type of information and treat it appropriately.

There are times that you may come into possession of confidential or material non-public information. Arena sets forth guidelines on Confidential Information and Material Non- Public Information in the Code which ensures confidential information is handled properly and to ensure Arena does not trade while in possession of material non-public information about a company.

Failure to comply with Arena’s guidelines and applicable laws can result in immediate dismissal, among other sanctions. Violations of duties imposed with respect to the use of this inside information could subject both Arena and the individuals involved to civil suits and penalties, to criminal fines and imprisonment, reputational damage and termination of employment. Violations of such policies have resulted in criminal fines up to $5 million and 20 years imprisonment, and civil fines of up to $1 million.

Confidential Information

Confidential information typically involves either information that is (i) internally generated by Arena concerning Arena’s business or certain pooled investment vehicles and separate managed accounts; or (ii) outside parties’ business, or other confidential information obtained from sources outside Arena; or (iii) certain confidential client non-public information. Unauthorized disclosure of confidential information could cause competitive harm to Arena and its clients and could result in liability for you and Arena. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the United States Securities and Exchange Commission (‘SEC”) or some other governmental agency, the Dow Jones “tape,” release by Standard & Poor’s or Reuters or publication in the Wall Street Journal or some other publication of general circulation.

Unauthorized Disclosure

Employees should not disclose or discuss confidential or proprietary information relating to Arena, its clients or its investments with anyone outside Arena (including, without limitation, an employee’s family member or any other Related Person (as defined below under “Personal Trading”) of the employee), except with persons who have a business relationship with the company that requires such disclosure, who understand that the information should be maintained in confidence and who can be relied upon to maintain such confidence. Any disclosure of confidential information not in accordance with these guidelines must be approved in advance by Compliance.

Information relating to past, current and prospective clients is highly confidential and is not to be disclosed or discussed with anyone other than Arena employees under any circumstance, unless as expressly permitted by Compliance.

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Communications With The Media and With Clients

Communications on behalf of Arena with the media and other outside parties (including clients) must be made only by specifically designated representatives of Arena. Unless you have been expressly authorized to have such communications, if you receive any inquiry relating to Arena from such outside parties, you should refer the inquiry to Sanije Perrett, President.

Safeguarding Confidential Information

Care must be taken to safeguard the confidentiality of confidential information. Accordingly, the following measures should be adhered to:

■	Supervised Persons and related entities should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, sensitive documents should not be left lying out on desks; such documents should not be read in public places (including public transportation); visitors should not be left unattended in offices containing confidential documents; and sensitive discussions should not occur in public places (including public transportation).

■	Within Arena’s offices, a project should not be discussed within hearing range of visitors not working on the project (such as on elevators, common areas or rest rooms).

■	Confidential matters should not be discussed with friends or relatives including those living in the same household as an employee.

■	Receptionists, secretaries and other staff should not disclose the location of an employee. Normally, if an employee is out of the office, it is sufficient for the secretary to state that such employee will be contacted and given the message.

Material Non-Public Information

Information may be deemed material if a reasonable client would deem it important when making an investment decision; in other words, when the disclosure of that information would be viewed by a reasonable client as having significantly altered the total mix of information made available, or when disclosure of the information is reasonably certain to have a substantial effect on the market price of a security. What is deemed to be material is not a bright line test. It is a question of fact specific to the circumstances of the situation.

Material information may include, but would not be limited to:

■	earnings results;

■	estimates or projections by officers of a company as to future revenues, earnings or dividends or distributions;

■	events or business operations which are likely to affect revenues or earnings;

■	tender offer, merger or acquisition plans;

■	the identity and/or account information of any potential or current clients; and

■	the prospect of significant litigation or developments in a major litigation matter.

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Information is deemed public once it has been broadly disseminated in the market. Public filings and general announcements are common in making information “public.”

If you receive what you think may be material non-public information you should immediately report this to Compliance before sharing with any other employees.

In the context of Arena’s business, the following are some examples of how personnel may come into possession of inside information:

■	Board of directors seats or board observer rights. Employees might be asked to sit on the board of a company or may be granted board observer rights to observe board meetings. A public company will generally have restrictions on its board members’ trading in the company’s securities except during specified “window periods” following the public dissemination of financial information. In order to mitigate this risk, you may not sit on the board of a company or utilize any board observer rights without approval from Compliance.

■	Contacts with Companies. Contacts with companies may be a part of our investment research efforts. Arena makes investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when in the course of these contacts, an employee becomes aware of material non-public information. By way of example, a company may prematurely disclose quarterly results to an Arena employee. In such situations, Arena must make a judgment as to its further conduct. If you receive what you believe to be inside information and/or if you feel you received it in violation of a corporate insider’s fiduciary duty or for his personal benefit, you should discuss with Compliance.

Insider Trading

Buying or selling securities based on inside information is illegal and generally referred to as “insider trading.” Importantly, insider trading prohibitions cover a much broader group of people than traditional company “insiders” such as executive managers and directors.

It is illegal for you to pass on inside information to a friend, relative or anyone else who buys or sells a security on the basis of inside information. This kind of activity or selling is often referred to as "tipping." You do not have to know what the information is; simply knowing or deducing that such information exists may itself constitute inside information that cannot lawfully be passed on to others. By the same token, you do not have to pass on the inside information itself to be guilty of tipping; simply suggesting buying or selling the security would be sufficient. These prohibitions apply to all individuals connected with Arena.

The SEC vigorously prosecutes insider trading violations. In a corporate transaction resulting in any significant price movement in securities, the SEC may closely examine each sale or purchase of securities (a "trade") occurring during the time when inside information might have been used. A regulatory examination may require the review of every trade that was effected by the firm. The SEC will typically obtain records of every person who had advance knowledge of the transaction (and of every relative or other person who shares the same household), including both personal and business records.

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Receipt of Inside Information

If you are in receipt of inside information you should notify Compliance immediately. Arena generally deems this information to be attributable to the firm (unless a “trading wall” is instituted). If it is determined that the firm is in possession of inside information, Arena will usually place the company on its Watch List. If the company is placed on the Watch List and is restricted then there is a prohibition on buys or sells by Arena and/or employees. Thus, it is very important that anyone receiving inside information discuss the matter with Compliance before sharing the information with any other employees.

In certain instances, Arena could implement a “trading wall” around certain individuals or groups designed to isolate the inside information and restrict access to those groups or individuals. All those inside the trading wall would be subject to the prohibition. All persons inside the trading wall would be designated as such by Compliance. All files in which inside information would be stored should be kept in a protected environment.

Watch List

Arena maintains a Watch List which may include (i) issuers in which Arena does not wish to trade without internal discussion and (ii) companies/issuers for which Arena or any of its personnel have or could potentially have access to material non-public information and for which it has instituted a trading wall. These securities may not be traded in personal or client accounts without approval from Compliance. These may include, but are not limited to, companies that an Arena Supervised Person is on the board of and companies where Arena is deemed to be in possession of material non-public information.

From time to time, companies on the Watch List may be sent out to Access Persons (as defined below) as companies are added to the list. Once a security is added to the Watch List, Supervised Persons are prohibited from personally, or on behalf of client accounts, purchasing or selling such restricted securities during any period they are maintained on the Watch List. Any exceptions must be approved by Compliance.

Personal Trading

Definitions

“Access Persons” means, for the purposes of the Code, all employees of Arena, except certain persons specified by Compliance who (i) do not devote substantially all working time to the activities of Arena and (ii) do not have access to material information about the day-to-day investment activities of Arena.

The term “Related Person” of an Access Person, for purposes of this Code, includes the following:

(i)	An immediate family member, relative or dependent of the Access Person sharing the same household;

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(ii)	Any other person or entity if the Access Person (a) obtains benefits substantially equivalent to ownership of the securities (“beneficial ownership”), (b) can obtain ownership of the securities immediately or within 60 days, or (c) can vote or dispose of the securities

(iii)	If you act as a fiduciary or otherwise make investment decisions with respect to an account (for example, if you act as the executor of an estate for which you make investment decisions or manage a relative’s brokerage account), such account is considered a Related Person’s account and any securities transactions you make on behalf of that account will be subject to the trading restrictions set forth herein.

“Securities” include any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products and interests in privately placed offerings, limited partnerships and other entities.

“Covered Securities” means Securities that are covered by the Code, and include, but are not limited to:

■	Equity securities

■	Corporate and Municipal Bonds

■	Initial Public Offerings and other Limited Offerings;

■	Investments convertible into, or exchangeable for, stock or debt securities;

■	Special Purpose Acquisition Companies (“SPACs”)

■	Investments in cryptocurrency companies

■	Any derivative instrument relating to any of the above securities, including options, warrants and futures; and

■	Any interest in a partnership investment in any of the foregoing.

The following securities are not treated as Covered Securities (and as such are exempt from the preclearance, holding period and reporting requirements set forth in this policy):

■	Direct obligations of the United States government (i.e., treasury securities);

■	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

■	Shares of money market funds;

■	Shares of open-end mutual funds, unless Arena or an affiliate acts as the investment adviser or principal underwriter for the fund; and

■	Shares of unit investment trusts that are invested exclusively in unaffiliated open-end mutual funds.

■	Securities held in accounts over which the Access Person has no direct or indirect influence or control (such as an account where the Access Person has given written discretionary authority to a third party, such as an outside investment adviser), provided, however, that the Access Person provides Compliance with documentation evidencing the fact that discretion has been delegated.

■	Variable annuities held directly at the carrier

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■	Accounts held directly at 529 plans

■	Cryptocurrency

Reportable Securities

The following securities (“Reportable Securities”) and any associated transactions are exempt from the preclearance and holding period requirements but not the reporting requirements as the likelihood of a conflict of interest with any of Arena’s investment activities is considered low:

■	Municipal bonds

■	U.S. government agency obligations

■	Debt obligations issued by foreign governments

■	Exchange Traded Funds and Exchange Traded Notes

■	Preferred securities

■	Open-end investment companies not registered under the Investment Company Act of 1940, as amended (i.e., non-U.S. funds)

■	Closed-end Investment Companies

■	Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

■	Non-volitional transactions (i.e., assignment of an option position or exercise of an option at expiration, tender offers when participation is mandatory.

■	Securities purchases effected through an automatic investment program in which regular periodic purchases (or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (an automatic investment plan includes a dividend reinvestment plan and automatic 401(k) employee contributions) – Note the account and securities holdings should be reported in the employee’s annual holdings certificate, but the transactions do not need to be reported in the quarterly transaction certification. Note also that purchases and sales of Covered Securities made via a self-directed 401(k) plan are not considered automatic investment plan transactions and are subject to the preclearance, holding and reporting requirements.

■	Shares issued by unit investment trusts that are invested exclusively in shares issued by open-end mutual funds for which Arena acts as investment manager or sub-adviser

■	Securities transferred directly to charitable organizations.

General Principles

All Access Persons must comply with this Personal Trading Policy. The following personal investment restrictions apply to all Access Persons and their Related Persons. Please review the policy carefully prior to engaging in any personal trading.

Access Persons and their Related Persons must conduct their personal investment transactions in a manner so as to avoid actual or potential conflicts of interest with Arena’s clients or any abuse of their position of trust and responsibility. In keeping with this general principle, the below outlined personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or appearances of impropriety while at the same time preserve reasonable flexibility and privacy.

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Reporting Requirements

Access Persons are required to submit certain reporting with respect to their personal securities transactions and holdings, as detailed below.

Disclosure of Brokerage Accounts. Access Persons are required to disclose to Compliance their personal brokerage accounts, including any Related Persons through which Covered Securities may be purchased or sold. Compliance must receive duplicate copies of brokerage account statements either electronically through the compliance platform, Financial Tracking Technologies (“FTT”) (now a part of ComplySci) or regular mail for all personal accounts that can hold Covered Securities. When opening a new personal brokerage account, Access Persons must notify Compliance promptly and add the new account into FTT.

Initial and Annual Holdings Reports. New employees who are Access Persons must submit to Compliance a report of their and any Related Persons current Covered Securities holdings (including Covered Securities held in all their and Related Persons’ personal accounts or held elsewhere (e.g., physical securities, private placements, partnership interests, etc.)) within 10 days of the time the individual becomes an Access Person, and annually thereafter. The report must include the following information and must be current as of a date no more than 45 days prior to the date the report was submitted:

■	The title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security; and,

■	The name of the broker, dealer or bank with which the Access Person maintains an account in which the Securities are held.

Quarterly Transaction Reports. Access Persons must submit within thirty (30) days of the end of each quarter, a report of all personal Covered Securities transactions within the preceding quarter. Even if no transactions were effected, a certification that there were no transactions to report is required. Access Persons may provide their transactions electronically if they have been previously set up for electronic feed through FTT. If the Access Person does not have electronic feed capability for their transactions and statements, the following information must be provided and entered into FTT:

■	The date of the transaction, the name of the Security, the exchange ticker symbol or CUSIP number, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each Security involved;

■	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

■	The price of the Security at which the transaction was effected;

■	The name of the broker, dealer or bank with or through whom the transaction was effected; and The personal account number of the account in which the transactions were effected.

Trading Requirements:

■	Preclearance. Covered Securities transactions (except for Reportable Securities transactions) must be pre-cleared. Holding Period. Covered Securities (except for Reportable Securities) must be held for seven (7) calendar days prior to sale. Access Persons may request through Compliance an exception to this requirement where the holding period would result in a substantial loss by providing a written or verbal explanation of the hardship.

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■	Initial Public Offerings (“IPOs”) and Limited Offerings. The purchase or sale of any IPOs or Limited Offerings requires prior approval from Compliance. For the avoidance of doubt, contributions to, and withdrawals from private funds, including funds advised by Arena, require prior approval from Compliance. With respect to investments in Arena’s private funds, the approval of an employee’s subscription agreement constitutes the requisite pre-clearance.

■	Private Placements. Access Persons are required to obtain prior written approval from Compliance or a Partner when participating in any private placement.

■	Watch List Securities. No Access Person may buy, sell, short or enter in to any derivative transactions with any security on Arena’s Watch List.

■	Interference with Work Responsibilities: No Access Person may engage in personal trading activity that substantially interferes, competes, conflicts with the interests of Arena or its clients, encroaches on normal working time, or otherwise impairs employee performance.

Preclearance

Access Persons and their Related Persons must obtain preclearance for any personal securities transaction in a Covered Security (except for Reportable Securities). Preclearance may be obtained via the FTT application. Alternatively, a securities transaction can be pre-cleared through Arena’s Compliance Department. If requested through Compliance, the request should include the name and symbol (or identifier) of the security, the amount of shares (or total quantity), the total approximate amount of the transactions, whether buy or sell, and the name and account number of the personal account. Prior verbal approval may be obtained by an Access Person through Compliance in the event that access to FTT is not possible. Any prior verbal approval must be documented in an email or on a preclearance form once approved.

Approval, if granted, is valid only on the business day granted and the following business day (e.g. if approval is granted on a Friday, the trade may be entered on Monday). If the transaction is not completed within the approval window, you must obtain a new preclearance, including one for any portion of the personal investment transaction that is not completed within the approval window. Compliance has the right to withdraw previously approved personal trade requests if information is received or events occur subsequent to the approval that would cause the approved personal trade to then present a conflict.

At the discretion of Compliance, Access Person transactions may be included in an aggregated block trade for clients, so long as it is in the same direction (i.e., all buys or all sells), for the same security and requested on the same day the aggregated block trade takes place, and is completed in accordance with Arena’s written policy and procedures regarding aggregated block trades.

Any exceptions to this Personal Trading Policy must be approved by Compliance.

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Pay-to-Play & Political Contributions

Arena has adopted the following policy to avoid potential conflicts that may exist as a result of making campaign contributions and related payments to elected officials in order to influence the awarding of an advisory contract with a Government Entity (as defined below).

Arena, or any employee that is considered a “Covered Associate” (as defined below) may not make a Political Contribution (as defined below) to any one candidate or official, per election that in the aggregate would exceed $150.00 if the Covered Associate could not vote for the candidate or official, or $350.00 if the Covered Associate could vote for the candidate or official, without obtaining pre-approval from Compliance (either through FTT or via Compliance).

Covered Associates should report political contributions to Compliance within the quarter that the contribution was made, and certify on a quarterly basis that all political contributions have been disclosed. In addition, new Covered Associates must report political contributions they made within the last six months prior to the date of hire, promotion, or engagement, or within the last two years, if their employment or promotion requires the Covered Associate to solicit clients on behalf of Arena. These reports should include the name of the Covered Associate or solicitor, the name of the office holder or candidate that received the contribution, the office the recipient is running for, the amount of the contribution, when the contribution was made, whether or not the contributing employee is eligible to vote for the recipient and whether or not the official or candidate has an existing or potential relationship with Arena and/or the contributing employee. Covered Associates must report political contributions to Compliance via FTT or on the Political Contributions Reporting and Approval Form.

Covered Associate means:

(i)	Any general partner, managing member or executive officer, or other individual with a similar status or function;

(ii)	Any employee who solicits a government entity for Arena and persons who supervises, directly or indirectly, such employee; and

(iii)	Any political action committee controlled by Arena or by any person described in paragraphs (i) and (ii) above.

Government entity means any State or political subdivision of a State, including:

(i)	Any agency, authority, or instrumentality of the State or political subdivision;

(ii)	A pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund;

(iii)	A plan or program of a government entity; and

(iv)	Officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

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Political Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

■	The purpose of influencing an election for federal, state or local office;

■	Payment of debt incurred in connection with such election; and,

■	Transition or inaugural expenses of the successful candidate for state or local office.

In accordance with Rule 204-2(a)(18) of the Advisers Act, Compliance shall keep the following records on behalf of Arena:

■	A list of Covered Associates;

■	A list of government entities that Arena has provided investment advisory services, or which are or were clients in any Arena private fund in the past five years, but not prior to September 13, 2010;

■	Direct or indirect contributions made by Arena or any of its Covered Associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and

■	The name and business address of each regulated person to whom Arena provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with §275.206(4)–5(a)(2).

Gifts and Entertainment

In the ordinary course of business, employees may give or receive modest business gifts and entertainment and this policy is not intended to restrict normal business activities. Arena recognizes the value of fostering good working relationships with individuals and firms. Subject to this policy, employees are permitted, on occasion, to give and receive gifts and to entertain and to attend events as hosts and guests. In so doing, you are to always act in the best interest of Arena, its associates and clients. The overriding principle of our Gifts and Entertainment Policy is that Supervised Persons should not give to clients or accept inappropriate gifts, favors, entertainment, special accommodations, or things of material value that could influence their decision-making or make them feel beholden to a person or firm, or influence a client or prospective client’s decision-making process. A conflict of interest occurs when the personal interest of employees interfere or could potentially interfere with their responsibilities to Arena and its clients.

Cash

No Supervised Person may give or accept cash gifts or cash equivalents (checks, gift cards redeemable for cash, stock, bonds or any financial instruments etc.) to or from a client, prospect client, or any entity that does business with or on behalf of Arena.

Gifts

On occasion, because of an employee’s position with Arena, the employee may be offered, or may receive gifts or other forms of non-cash compensation from clients, brokers, vendors, or other persons affiliated with the firm. A gift is anything of value that would not be includable as business entertainment. Under no circumstances may a gift to the firm or any employee be received as any form of compensation for services provided by the firm or employee. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by Compliance.

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Gifts of nominal value (i.e., a single or multiple gifts whose reasonable aggregate value is no more than $500 annually from a single giver), and promotional items (e.g., pens, mugs, clothing) with an aggregate annual value that does not exceed $500 may be accepted.

Gifts should be received at the office. If you receive a business gift at your home address, you should promptly inform the giver that in the future all gifts must be sent to your workplace.

Business Entertainment

Supervised Persons may attend a business entertainment outing with a business purpose.

Persons providing the entertainment should be relevant to the business relationship and should generally attend the event.

Solicitation of entertainment, gifts or gratuities from clients, broker-dealers, vendors or other persons is prohibited.

Reporting

All employees are required to report gifts received or given to clients that are valued over $100 (other than gifts of reasonable value in recognition of a wedding, baby or retirement and holiday season gifts under $200). In addition, employees are required to report entertainment received or given to clients (other than normal and customary business meals) that are valued over $500.

Arena is aware that advisers doing business in foreign countries are regulated by, among other things, the Foreign Corrupt Practices Act, which, broadly speaking, restricts providing gifts to certain government officials. Arena will refrain from this type of gift giving.

Other laws may also apply to state, local, or federal government officials. Similarly, special rules on gifts and entertainment may apply when dealing with pension plans or ERISA-regulated entities.

Outside Business Activities and Service on Boards

While associated with Arena, Supervised Persons shall not accept outside employment, receive outside compensation, or serve on the board of directors of a company without completing Arena’s Outside Business Activities Form and obtaining approval by Compliance.

Supervised Persons of Arena should not be involved in outside business activities that create a conflict of interest. Further, Supervised Persons may not engage in outside employment that (a) competes, or conflicts with Arena’s interests, (b) impairs performance, (c) implies sponsorship or support of an outside organization by Arena, or (d) reflects directly or indirectly adversely on Arena. This policy also prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between Arena and any outside organization with which they are affiliated, whether as a representative of Arena or the outside organization, except in the ordinary course of their providing services for Arena and on a fully disclosed basis.

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You do not need approval to serve on the board of a private family corporation or any charitable, professional, civic or nonprofit entities that are not clients of Arena and have no business relations with Arena. However, if you serve in a director capacity which does not require approval but circumstances later change which would require such approval (e.g., the company enters into business relations with Arena or becomes a client), you must then obtain approval.

Professional Conduct

While associated with Arena, no Supervised Person may be involved with any type of activity which may bring negative publicity to Arena or its affiliates.

Anti-Bribery

The U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), among other things, makes it unlawful to corruptly offer, pay, promise to pay, or authorize the payment of any money, or offer, gift promise to give, or authorize the giving of anything of value, to a “Non-U.S. Official” for the purpose of obtaining, directing or retaining business or to secure an improper advantage. A payment or promise of payment of money or anything of value is made “corruptly” if it is for the purpose of improperly influencing an official action. There is no materiality requirement or de minimis exception to the FCPA, making it illegal to offer anything of value as a bribe, including cash or non-cash items.

In addition to the FCPA, Arena and its employees are also subject to the applicable anti-bribery laws of all jurisdictions in which they do business and any jurisdictions involved in Arena’s cross-border transactions.

It is Arena’s policy to prohibit employees from offering, promising, making, authorizing or providing (directly or indirectly, including through third parties) any payments, gifts or transfers of anything of value to any Non-U.S. Official, including a person actually known to be an immediate family member of a Non-U.S. Official and a former Non-U.S. Official, in order to improperly influence or reward any official action or decision by such person for Arena’s benefit. Neither funds from Arena nor funds from any other source may be used to make any such payment or gift on behalf of or for Arena’s benefit.

Arena’s policy is to comply with the anti-bribery provisions of the FCPA and all other applicable international anti-corruption laws that relate to the prohibition of payments to government officials (and non-governmental officials). Violation of Arena’s anti-bribery policy or procedures may subject the involved employees to disciplinary action.

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Administration of the Code & Code Violations

■	Compliance shall administer this Code.

■	Supervised Persons shall immediately report any potential violation or violation of this Code, of which he or she becomes aware, to Compliance. Compliance must then report this to the Chief Compliance Officer. No Supervised Person will be sanctioned for reporting a potential or actual violation. For further information on violations, please see “Violations of Policy” section below.

■	Supervised Persons shall receive a copy of the Code upon hire, annually, and anytime a material amendment is made, and are required to submit to Certificate of Compliance, which states that the Supervised Person has read, understands, has complied with the requirements under the Code for the preceding year (for annual certifications) and agrees to abide by the Code and the requirements therein.

Violations of Policy

Compliance shall assess whether any violation has occurred. If it is determined that a violation has occurred, Compliance may impose sanctions as deemed appropriate. The following is a list of disciplinary guidelines that may be used for Code violations:

First Violation

■	Forfeiture of gains, if any

■	Meeting with employee’s Department Head and Compliance

■	Employee to re-read and re-sign the Code of Ethics

■	Written warning in employee’s HR file

■	Potential termination of employment

■	Other penalties, as determined by management

Second Violation (in a 12 month period)

■	Forfeiture of gains, if any

■	Meeting with a Partner and Compliance

■	Employee to re-read and re-sign the Code of Ethics

■	Written warning in employee’s HR personnel file.

■	Employee restricted from trading for a specified period of time (typically 60 days)

■	Potential termination of employment

■	Other penalties, as determined by management

Third Violation (in a 12 month period)

■	Potential termination of employment

■	Other penalties, as determined by management

The particular sanction imposed will be left to the discretion of the Chief Compliance Officer. The decision of sanctions is dependent on facts and circumstances, and the Chief Compliance Officer may take into consideration several factors when determining which sanctions to take, including the Supervised Person’s job function and responsibilities, as well as the judgment displayed by the Supervised Person.

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In addition to the above disciplinary guidelines any Supervised Person’s violation of the Code of Ethics, regardless of first or second offense, may lead to disciplinary action up to and including termination of employment. Failure to comply with the Code may also result in a violation of the federal securities laws or other applicable laws.

Exceptions

Compliance may grant exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act or any other applicable Federal Securities Laws.

Whistleblower Policy & Working Conditions Disclosures

Arena adopted a Whistleblower Policy to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to protect employees and to address Arena’s commitment to integrity and ethical behavior. Please see Arena’s Employee Handbook for more information.

For the avoidance of doubt, wages and other conditions of employment are not considered to be confidential information. Employees are free to discuss these issues with co-workers or third parties for the purpose of improving work conditions. Furthermore, nothing in this policy shall (i) prohibit the employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the employer of any reporting described in clause (i).

Recordkeeping

Compliance is responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the information was obtained and/or in effect, the first two years on-site in an accessible place, with the exception of the written acknowledgements required by Supervised Persons below, which will be kept for a minimum of five years after the individual ceases to be deemed an Access Person.

■	A list of Access Persons, which shall include persons who were deemed an Access Person within the past five years, even if they are no longer deemed as such;

■	Copies of the Code and amendments thereto;

■	Copies of the written acknowledgments required to be submitted by each Supervised Person;

■	A record of violations of the Code and any action taken as a result of the violation;

■	Copies of each required report submitted by an Access Person;

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■	Copies of brokerage statements submitted for each Personal Account;

■	Copies of written exceptions granted under this Code.

For any questions concerning the Code and the policies and procedures relating to the Code, please contact Compliance.

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APPENDIX A

CERTIFICATE OF COMPLIANCE

This is to certify that I have received and read Arena Capital Advisors’ Code of Ethics (“Code”) and understand the contents contained in the Code, including all applicable policies and procedures. I certify that I shall comply with the Code and the requirements contained therein, including but not limited to, the personal trading and inside information policies during the course of my employment.

Moreover, I agree to promptly report to Compliance any violation or possible violation of this Code of which I become aware.

I understand that any violation of the Code may be grounds for disciplinary action and may include termination of employment and also be a violation of federal and/or state securities laws.

Signature	Date

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